EXHIBIT 99.1

PRESS RELEASE
9:15 AM EDT

AEHI'S ENERGY NEUTRAL STARTS CONSTRUCTION ON FIRST HOUSE TO ELIMINATE ENERGY COSTS OVER ITS LIFETIME


BOISE,  IDAHO,  NOVEMBER  12,  2009 -  ALTERNATE  ENERGY  HOLDINGS,  INC.  (OTC:
AEHI.PK): AEHI is constructing its first "Energy Neutral" house, designed from the ground-up to produce more energy than it consumes. Energy Neutral, Inc. is a holding of AEHI and CEO Don Gillispie said, "It is a green house that saves Greenbacks."

The idea of using renewable energy to augment residential power has been around for years. However, Energy Neutral is using established methods of energy production - such as solar panels - and combining them with energy-saving construction practices to provide an affordable house that achieves energy neutrality. The house may draw energy from the grid as needed, such as during evening hours, but send energy back into the grid on sunny days. In all, the house is expected to be a net producer of electricity and carry a zero energy bill over its life.

Gillispie said, "Renewables produce energy inconsistently, so integrating them with a reliable baseload power source gives the best of both worlds. This is another way to help the country by lowering grid demand and consumers' power bills not to mention reducing emissions. This house costing about the same as a conventional heated and cooled building will save its owner over $200,000 in energy bills over a fifty year life at today's costs. When you consider the escalating cost of energy, the savings could approach $1,000,000 over the same time period effectively allowing the homeowner to buy the house including interest with his energy savings."

The house, to be complete March 2010, is approximately 3,000 sq. feet and will market for around $100 per sq. foot. Also, it will participate in Idaho Power's net metering program, drawing and supplying energy to and from the grid.

Energy Neutral, Inc. is able to add more energy production features in future houses, such as photovoltaic panels that resemble shingles and small wind turbines for windy areas. While Energy Neutral is showcasing its abilities with the model home, it can also apply these technologies to farms and businesses and is hoping to break into those markets as well. Gillispie said he hopes to begin a Energy Neutral subdivision next year and the model home is the first step.

ABOUT ALTERNATE ENERGY HOLDINGS, INC. (WWW.ALTERNATEENERGYHOLDINGS.COM)

Alternate Energy Holdings develops and markets innovative clean energy sources. The company is the nation's only publicly traded independent nuclear power plant developer willing to build power plants in non-nuclear states. Other projects include, Energy Neutral which removes energy demands from homes and businesses (WWW.ENERGYNEUTRALINC.COM), Colorado Energy Park (nuclear and solar generation), and International Reactors, which assists developing countries with nuclear reactors for power generation, production of potable water and other suitable applications. Also, AEHI China, headquartered In Beijing, develops joint ventures to produce nuclear plant components and consults on nuclear power.

"SAFE HARBOR" STATEMENT: This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34, which are intended to be covered by the safe harbors created thereby. Although AEHI believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate.


US INVESTOR RELATIONS:
208-939-9311
INVEST@AEHIPOWER.COM